Exhibit 4.3

SECOND AMENDMENT TO
HORSESHOE GAMING HOLDING CORP. 401(k) PLAN

WHEREAS, Horseshoe Gaming Holding Corp. (the “Employer”) heretofore adopted the Horseshoe Gaming Holding Corp. 401(k) Plan (the “Plan”); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective immediately, unless provided otherwise, as follows:

1.                                       Section 1.7 of the Plan is hereby amended by adding the following paragraph to the conclusion of said section:

“For limitation years beginning on and after January 1, 2001, for purposes of applying the limitations described in Section 11.1 of the Plan, compensation paid or made available during such limitation years shall include elective amounts that are not includible in the gross income of the eligible Employee by reason of Section 132(f)(4) of the Code.

This amendment shall also apply to the definition of compensation for purposes of Section 1.14 and Article Thirteen of the Plan for Plan Years beginning on and after January 1, 2001.”

2.                                       Section 1.16 of the Plan is hereby amended by changing the first sentence to read as follows:

“1.16                 LEASED EMPLOYEE” shall mean, effective January 1, 1997, any person who, pursuant to an agreement between the Employer and any other person or organization, has performed services for the Employer (determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one (1) year and where such services are performed under the primary direction and control of the Employer.”

3.                                       Section 7.8(b)(i) is hereby amended, effective as of January 1, 2000, by deleting it in its entirety and replacing it with the following:

“(i)                               Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code received after December 31, 1999; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).”

4.                                       Section 10.2(a) of the Plan is hereby amended by deleting the third paragraph and replacing it with the following:

“Notwithstanding the foregoing, if elected by the Employer, the foregoing percentage tests shall be applied as though the references therein to “the prior Plan Year” read “such Plan Year;” provided, however, the change in testing methods complies with the requirements set forth in Notice 98-1 and any other superceding guidance.  Such election was made for the Empress Plan for the 1997, 1998 and 1999 Plan Years. In addition, the election was made for the Plan for the 2000 Plan Year.”

5.                                       Section 10.3(a) of the Plan is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

“(a)                            Average Contribution Percentage Test. The provisions of this Section shall apply if Employer matching contributions are made in any Plan Year under Section 4.2(a) and such matching contributions are not used to satisfy the average actual deferral percentage test of Section 10.2.”

6.                                       Section 10.3(a) of the Plan is hereby further amended by deleting the third paragraph and replacing it with the following:

“Notwithstanding the foregoing, if elected by the Employer, the foregoing percentage tests shall be applied as though the references therein to “the prior Plan Year” read “such Plan Year;” provided, however, the change in testing methods complies with the requirements set forth in Notice 98-1 and any other superseding guidance. Such election was made for the Empress Plan for the 1997, 1998 and 1999 Plan Years. In addition, the election was made for the Plan for the 2000 Plan Year.”

7.                                       Section 14.4 of the Plan is hereby amended, effective as of August 5, 1997, by deleting the first paragraph and replacing it with the following:

“Except as provided in Section 414(p) of the Code with respect to “qualified domestic relations orders,” or except as provided in Section 401(a)(13)(C) of the Code with respect to certain judgments and settlements, the rights of any Participant or his Beneficiary to any benefit or payment hereunder shall not be subject to voluntary or involuntary alienation or assignment.”

8.                                       Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed as of the 9th day of August, 2002.

HORSESHOE GAMING HOLDING CORP.

By:	/s/ Kirk Saylor
Title: Chief Financial Officer